Exhibit 10.1

FOURTH AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT

THIS FOURTH AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT (this “Agreement”) made as of July 27, 2011 (the “Effective Date”), shall amend, replace and restate in its entirety the Third Amended and Restated Trademark License Agreement made November 12, 2002 as amended, by and between Nextel Communications, Inc., a Delaware corporation, having a place of business at 12502 Sunrise Valley Drive, Reston, Virginia 20196 (“Licensor”) and NII Holdings, Inc. (f/k/a/ Nextel International, Inc.), a Delaware corporation, having a place of business at 1875 Explorer Street, Suite 1000, Reston, Virginia 20190 (“Licensee”). Licensor and Licensee may be herein each referred to as a “Party” and together as the “Parties”.

RECITALS

A. Licensor is the beneficial and title owner of the Marks (as defined below).

B. On September 30, 1997 the Parties entered into a trademark license agreement (the Original Mark License Agreement) whereby Licensor granted Licensee the right to use the Marks in accordance with the terms and conditions set forth therein. The Parties amended and restated the Original Mark License Agreement in its entirety on February 4, 2002 (the “Second Agreement”) and again on November 12, 2002 (the “Prior Agreement”).

C. The Licensee has requested a license to use the Marks for certain activities, goods and services that are beyond the scope of the Prior Agreement.

D. Concurrently with the execution of this Agreement the Parties are entering into a Rebanding Agreement dated as of the date hereof, it being acknowledged and agreed that the rights and obligations hereunder are conditioned upon the execution by both Parties of the Rebanding Agreement concurrently with the execution by both Parties of this Agreement; and

E. The Parties hereto desire to enter into this Agreement to modify the rights and obligations of the Parties under the Prior Agreement as set forth herein and with effect from the Effective Date (as defined above), and shall amend and restate and replace the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual promises, conditions and understandings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1.0 DEFINITIONS

“Authorized Sublicensee” means a Subsidiary and/or third party entity other than a Subsidiary which has entered into a sublicense agreement with Licensee in substantially the form as that shown in Exhibit D attached hereto (or in such other terms and conditions as Licensor may approve in writing at its sole discretion).

“Change of Control” means the occurrence of either of the following two events with respect to Licensee or Authorized Sublicensee: (a) the acquisition of all or substantially all of the assets of Licensee or any Authorized Sublicensee; or (b) the acquisition of 50% or more of the aggregate ordinary voting power of the total outstanding voting stock of Licensee or any Authorized Sublicensee.

“Confidential Information” means any information exchanged in connection with this Agreement, the Second Agreement or the Prior Agreement concerning the other party’s business, including without limitation tangible, intangible, visual, electronic, written, or oral information, whether received directly or indirectly from the other party. Confidential Information does not include information that is: (i) rightfully known to the receiving party before negotiations leading up to this Agreement, the Second Agreement or the Prior Agreement; (ii) independently developed by the receiving party without relying on the disclosing party’s Confidential Information; (iii) part of the public domain or is lawfully obtained by the receiving party from a third party not under an obligation of confidentiality; or (iv) free of confidentiality restrictions by agreement of the disclosing party.

“Content Services” means providing access to Messaging Services; Value Added Services; Information Services; graphics and wallpaper images music content; Internet search engine services; advertising; calendar and contact applications, including but not limited to applications that permit sharing of calendar and contact information; games and social networking services.

“Customer Support Services” means support services, including information about Wireless Devices and Wireless Services, technical support, customer care services and billing assistance offered to current or prospective Wireless Customers by the Licensee, Authorized Sublicensees or subcontractors of Licensee or Authorized Sublicensees.

“Information Services” means services, and the content of services, provided by any entity that involve solely the delivery of information, opinion or editorial material, including information relating to domestic and international news, movies, music, entertainment, television, radio, professional or participatory sports, leisure activities and interests, and city-based listing services covering local events, film, television, radio and local entertainment; including location-based services related thereto, and whether transmitted in real time or not.

“IRU Agreement” means the Spectrum Use and Build-out Agreement by and between Licensor and Licensee dated on or about November 12, 2002 which is the Effective Date of the Prior Agreement.

“Licensed Activities” means the provision of Wireless Services, Wireless Devices and Wireless Accessories; the marketing, advertising, sale and promotion of the Wireless Services, Wireless Devices, Multi-Play Communications Services and Wireless Accessories; the provision of Roaming Services to Wireless Customers; the provision of Content Services and a Wireless Content Platform for Wireless Customers; the provision of Multi-Play Communications Services and the provision of Customer Support Services.

“Licensed Services” means Wireless Services, Content Services, Customer Support Service, Multi-Play Communications Services and Roaming Services.

“Licensee Marks” means any trademarks and service marks owned by Licensee that do not incorporate the Marks licensed to Licensee.

“Marks” means the trademark and service mark “NEXTEL” and any other trademarks, service marks, trade names, slogans, domain names, trade dress and logos (including all translations thereof), and the underlying copyrights, owned by Licensor in the Territory, including but not limited to those Marks which are listed in Exhibit A. For clarity, the term “owned” includes any trademarks that have been applied for or registered by Licensor in the Territory whether or not they are listed on Exhibit A. Exhibit A may be modified by the mutual written agreement of the parties from time to time to include additional Licensor marks.

“Material Obligation” means any of: (a) Licensee’s obligations under Section 2.0 Acknowledgement and License Grant, Licensee’s obligations under Section 3.0 Term and Termination, (b) Licensee’s obligations under Section 4.0 Quality Control; or (c) Licensee’s obligation not to cause a Spectrum Default (as such term is defined in the IRU Agreement.

“Messages” means any sign, signal, writing, image, sound, or intelligence of information of any nature capable of transmission by wireless or wireline telecommunications.

“Messaging Services” means (i) text or short messaging (SMS); (ii) instant messaging (IM); (iii) multimedia messaging (MMS), including but not limited to picture messaging; (iv) group or chat messaging services; (v) any means for the provision of an email or mobile phone number address to a person which incorporates the Marks; and (vi) a web subscriber address facility or other unified messaging application that allows a person to access any or all of the foregoing messaging services, in each case to enable persons to create, send and receive email, mobile media and/or messages; access and save email mobile media and/or messages and group lists; search email, mobile media and/or messages, manage electronic address books, and access other services incidental thereto; and (vii) other services that transfer Messages to or from persons via Wireless Services.

“Multi-Play Communications Services” means a marketing bundle of several communications services coupled with a Wireless Service offering utilizing the Marks. Services in the bundle with the wireless service offering could include Broadband Internet Services; Pay TV (television) Services; fixed voice services. Technologies supporting these services could include landline telephony, cable, WiMAX or satellite services. The bundled services would typically be offered under a single brand utilizing the Marks on a common invoice.

“Rebanding Agreement” means the agreement for Mexican Border 800 MHz Realignment Plan and Rebanding Process by and between Nextel Communications, Inc. and NII Holdings, Inc. entered into between the parties regarding border spectrum issues which shares the effective date of this Agreement.

“Roaming Services” mean services offered to Wireless Customers (which includes customers of Licensee’s roaming partners that roam onto Licensee Subsidiaries’ wireless networks) by Licensee which permit Wireless Customers to use their Wireless Devices outside the Territory (or customers of Licensee’s roaming partners inside the Territory) through agreements with third party providers to access such third party’s equivalent services when outside the Territory.

“Sprint Nextel Competitor” means Verizon Wireless, AT&T Wireless, T-Mobile USA and their respective successors or any other United States based wireless telecommunications services provider which, together with its subsidiaries and affiliates, provides Wireless Services in the United States to at least an aggregate 10 million subscribers reported by such entity at the relevant time of determination.

“Subsidiary” means a wholly owned subsidiary or other entity with respect to which Licensee has possession, directly or indirectly, of the power to control, direct or cause the direction of the management and policies of such entity.

“Territory” means all countries that are located in Latin America, which is defined as the geographic territory in the Western Hemisphere that is south of the United States wherein Spanish, French or Portuguese is the official spoken language in such Territory; “Territory” does not include Puerto Rico or any other territory or protectorate of the United States, but does specifically include: Costa Rica, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, Argentina, Bolivia, Brazil, Colombia, Chile, Ecuador, French Guiana, Paraguay, Peru, Uruguay, Venezuela, Cuba, Dominican Republic, Haiti, Guadaloupe, Martinique, St. Martin (Northern part).

“Value Added Services” means all voice mail, caller identification, directory assistance, call forwarding, conference calling and digital mobile fax services, and any other services in each case primarily to enhance Wireless Services.

“Wireless Accessories” means those items listed on Exhibit B.

“Wireless Content Platform” means a portal controlled or owned by Licensee, the primary purpose of which is to distribute and access Content Services for use primarily on Wireless Devices. This portal may also offer secondary versions of such Content Services for use other than on Wireless Devices such versions offering administrative, back-up, configuration and enhanced functionality.

“Wireless Customer” means a person who utilizes Wireless Services provided under the Marks by the Licensee.

“Wireless Devices” means subscriber units or handsets or other wireless telecommunication equipment whose primary purpose or functionality is to access or is reliant on access to Wireless Services.

“Wireless Network” means a communications system utilizing any of the technologies listed in Exhibit E (Communications Technologies and Services).

“Wireless Services” any and all communication services conducted through a Wireless Network.

2.0 ACKNOWLEDGMENT AND LICENSE GRANT

2.1 The Licensee acknowledges that:

a)	as between the Parties, all rights in the Marks belong to Licensor and Licensee may use the Marks as expressly granted herein;

b)	the Licensee shall not acquire or claim any title to any of the Marks by virtue of the rights granted to it by this Agreement, through its use of marks which are the same or confusingly similar to an existing mark of the Licensor or through its use of marks in conjunction with the Marks either before or after the date of this Agreement;

c)	the Licensee shall not at any time intentionally do or omit to do anything which the Licensee knows or should know is likely to prejudice Licensor’s rights in the Marks; and

d)	all goodwill generated by use of the Marks by the Licensee shall at all times be deemed to have accrued to Licensor

2.2 The Licensor acknowledges that:

The Marks License and Trade Name License granted herein is personal to the Licensee.

2.3 Mark License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-transferable, exclusive license to use the Marks in the Territory for the Term for the Licensed Activities, including the right to sublicense, for which Licensee may charge a fee, for the use of the Marks by Subsidiaries and/or third party entities other than Subsidiaries.

2.4 (a) Trade Name License to Sublicensees within the Territory. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee, a non-transferable, exclusive license to grant to Subsidiaries and/or third party entities other than Subsidiaries non-exclusive licenses to use the term “NEXTEL” as a corporate or trade name. It is understood and agreed that Licensee’s Authorized Sublicensees shall not be permitted to use the NEXTEL mark as a trade name for any entity located outside the Territory, and Licensor will not have the right to grant to any third party the right to use the term “NEXTEL” as a corporate or trade name within the Territory. Subject to Section 3.4, upon termination of this Agreement, Licensee and the

Authorized Sublicensees shall cease to use any trade or corporate name containing the term “NEXTEL.”

(b) Trade Name License within the United States. Subject to the terms and conditions of this Agreement, Licensor grants and agrees to grant to Licensee, a non-transferable, exclusive license to use the term “NEXTEL International” as a corporate or trade name within the United States 120 days after Licensor discontinues use of NEXTEL for its parent company Sprint Nextel Corporation provided such discontinuation of use is not the result of a divestment or sale of Licensor in whole or part.

2.5 Sublicenses. Each sublicense agreement executed with a Subsidiary and/or third party entity other than a Subsidiary in accordance with Sections 2.3 or 2.4 must be in substantially the form attached as Exhibit D to this Agreement (or on such other terms and conditions as Licensor may approve in writing in its sole discretion). Licensee will provide Licensor with copies of each executed sublicense agreement. Notwithstanding the foregoing, Licensor will cooperate in good faith with Licensee to modify the form of agreement attached as Exhibit D as may be required under the law of the country in which the Sublicensee does business or which may be helpful in facilitating recordation of the agreement with governmental intellectual property offices or exchange control authorities.

2.6 Discontinuation of Use. If Licensee (either itself or through an Authorized Sublicensee) determines that it (or such Authorized Sublicensee) will discontinue all further use of a Mark, in any country in the Territory where Licensee or Authorized Sublicensee engages in Licensed Activities as of the Effective Date, Licensee will provide Licensor with written notice of such determination and intention at least one hundred twenty (120) days prior to the anticipated last date of use of such Mark. Such notice is to be provided for reporting purposes only, and such discontinuance does not constitute a default or other termination of this Agreement or any license granted hereunder; provided, however, that upon the expiration of such one hundred twenty (120) day period Licensee’s license in and to such Marks or Mark within such country will become non-exclusive, and Licensor will have the right to use such Marks or Mark for itself or sublicense such Marks or Mark to third parties within such country.

2.7 Non-Use. In countries within the Territory where Licensee or an Authorized Sublicensee is not engaged in Licensed Activities as of the Effective Date, the Marks License and Trade Name License granted hereunder shall remain exclusive to Licensee and its Authorized Sublicensees as set forth in Sections 2.3 and 2.4 above and Licensee and its Authorized Sublicensees shall retain all other rights granted under this Agreement for a period of ten (10) years from the Effective Date of this Agreement.

If at anytime after the end of the ten (10) year period, Licensor intends to use the Marks itself or receives a bona fide request to license the Marks in any of the applicable Countries of Non-Use (any country in the Territory where Licensee was not using the Marks as of the Effective Date and such non-use continued for a ten (10) year period from the Effective Date), Licensor shall notify Licensee, in writing, at any time of Licensor’s intent to use or within thirty (30) days of receiving an offer. Licensee will have thirty (30) days from the receipt of such notice to provide written notice to Licensor expressing its desire to exercise its right to commence use of the

Marks and will demonstrate a viable plan of action to commence use within 1 year from the date of the notice in order to reinstate the exclusive license rights as set forth in Sections 2.3 and 2.4 above in the applicable Country of Non-Use. After such notice is given and upon Licensee’s use in the applicable Country of Non-Use, the Marks License and Trade Name License granted hereunder will then be exclusive from that date forward and subject to the discontinuation of use terms set forth in Section 2.6.

In the event, Licensee is unable to commence use after notice, or does not wish to commence use of the Marks after notice in the Country of Non-Use, this Agreement will terminate only with respect to the Country of Non-Use where Licensor has an intent to use or a bona fide offer has been received by Licensor and such country will no longer be included in the definition of Territory.

If Licensee desires to commence use of the Marks in any of the applicable Countries of Non-Use following the ten (10) year period and Licensor has not already licensed the Marks pursuant to the notification process set forth above, Licensee will notify Licensor in writing of its intent to use the Marks and the exclusive license rights as set forth in Sections 2.3 and 2.4 above shall be reinstated in the country of non-use and the Marks License and Trade Name License granted hereunder shall be exclusive and subject to the discontinuation of use terms set forth in Section 2.6.

2.8 Incidental Use Outside of Territory. Licensee’s use of the Marks in advertising and marketing on the Internet is deemed to be within the Territory but if it originates outside the Territory it must only be directed to their customers or prospective customers residing or conducting business inside the Territory. Use of the Marks in this manner does not constitute use within a specific country when it is the only use to date in that country.

2.9 Assignment. Licensee agrees to immediately assign (or cause the assignment) to Licensor any other trademarks or service marks applied for or registered by Licensee, or its Authorized Sublicensees, that are derivative of the Marks or that are confusingly similar to the Marks.

2.10 Licensor’s Reserved Rights. Nothing contained herein shall be construed as an assignment or general grant to Licensee of any right (other than the rights granted under this Agreement), title or ownership or proprietary interest in or to the Marks. Licensor reserves all rights relating to its Marks, including but not limited to the right to enforce the validity of its Marks within the Territory. Licensor may exercise such reserved rights in its sole discretion. Nothing contained in this Agreement shall restrict Licensor from using the Marks in the Territory for the sole purpose of promoting to Licensor’s existing customers its telecommunications goods and services that are sold and originate outside of the Territory but are used by customers situated inside the Territory. Nothing contained in this Agreement shall restrict Licensor or any of Licensor’s direct or indirect parents, subsidiaries from using or licensing any other marks in the Territory, including marks the may be similar to any of the Marks with the exception of the word “Nextel”.

2.11 Licensee’s Reserved Rights Licensee may use or register in its own name any mark other than a mark which is: (i) one of the Marks (ii) a mark which includes any component which is identical to or confusingly similar to a mark of Licensor or (iii) a conjunctive mark. Licensee shall have the right to use one or more of the Licensee’s Marks or third party trademarks or service marks on a stand alone basis.

2.12 No Challenge. Licensee shall not challenge Licensor’s ownership of the Marks or their validity, nor assist anyone to do so. Licensee will not oppose any registration by or use of Licensor of any marks similar to any of the Marks, with the exception of the word “Nextel”.

3.0 TERM AND TERMINATION

3.1 Term. This Agreement will remain in force until terminated pursuant to this Section 3.0.

3.2 Breach.

(a) If Licensee violates or fails to perform any of its Material Obligations, or if there is a Change of Control that results in Licensee being controlled by a Sprint Nextel Competitor, Licensor shall have the right to terminate this Agreement upon sixty (60) days prior written notice, and such termination shall become effective at the end of such sixty-day period unless Licensee shall have completely remedied the default within such sixty-day period. Termination of the Agreement under this Section 3.2 shall be without prejudice to any rights or remedies which either party may have at law or in equity against the other.

(b) In the event that either party shall cause a continuing breach of any non-Material Obligation herein and not cure such breach upon sixty (60) days written notice, this Agreement shall not terminate but the non-breaching party shall be entitled to recover from the breaching party its actual damages, if any, proximately caused by such breach.

3.3 Termination for Sublicensee Change of Control. With respect to any sublicense to an Authorized Sublicensee granted by Licensee hereunder, such sublicense shall terminate ninety (90) days after written notice from Licensor in the event of a Change of Control of such Authorized Sublicensee. Licensee will report any Change of Control of Licensee or of any of its Authorized Sublicensees within ten (10) business days after learning of any such event.

3.4 Effect of Termination for Breach or Change of Control of Licensee. Upon termination of this Agreement under Section 3.2, all of Licensee’s and its Authorized Sublicensees’ rights under this Agreement shall cease absolutely, except that Licensee and its Authorized Sublicensees shall have a reasonable time, not exceeding one hundred eighty (180) days, in which to distribute, dispose of, or use their inventory of Wireless Devices or Wireless Accessories and promotional or advertising materials for the Wireless Devices or Wireless Accessories and Licensed Services (to the extent such inventory of Wireless Devices or Wireless Accessories or such promotional or advertising materials was on hand or subject to a non-cancelable contract on the date such party gave or received, as appropriate, the written notice contemplated by Section 3.2), subject to all of the terms and conditions of this Agreement. Licensee shall, upon termination, have a reasonable period of time, not exceeding sixty (60) days to terminate all sublicenses entered into pursuant to this Agreement by Licensee, subject to the aforementioned one hundred eighty (180) day use right for Licensee and each such terminated Authorized Sublicensee.

3.5 Effect of Termination for Sublicensee Change of Control. Upon any termination under Section 3.3, the terminated Authorized Sublicensee shall have a reasonable period of time, not exceeding one hundred eighty (180) days following the effective date of such termination, in which to distribute, dispose of, or use its inventory of Wireless Devices or Wireless Accessories or promotional or advertising materials for the Wireless Devices or Wireless Accessories or Services (to the extent such inventory of such Wireless Devices or Wireless Accessories or promotional or advertising materials was on hand or subject to a non-cancelable contract as of the effective date of termination of such Authorized Sublicensee’s sublicense agreement).

4.0 QUALITY CONTROL

4.1 Display of Marks. Licensee shall (and shall cause its Authorized Sublicensees to) adhere to Licensor’s Brand Guidelines set forth in Exhibit C. Licensee shall (and shall cause its Authorized Sublicensees, third party dealers, resellers, agents and other third parties that Licensee contracts with in its distribution network (including but not limited to entities that purchase minutes of use from Authorized Sublicensees for the purpose of reselling the minutes of use to end-user customers) to cause to appear on all promotional and advertising materials bearing the Marks, legends, markings, and notices as Licensor may reasonably request including, without limitation, applicable trademark and copyright legends in the name of Licensor in the form shown in Exhibit C. Licensee shall avoid using any of the Marks in connection with the Wireless Devices or Wireless Accessories or the Licensed Services, in a manner that a reasonable person in the Territory would consider (a) intentionally libelous or defamatory; (b) pornographic, sexually explicit or obscene; or (c) harassing, abusive, threatening, excessively violent or racially or ethnically offensive.

4.2 Confidentiality. Each party acknowledges that while performing its obligations under this Agreement, the Second Agreement or the Prior Agreement, it may have access to the other party’s Confidential Information. With respect to all Confidential Information, the parties agree that beginning on the Effective Date (or the date either party disclosed Confidential Information to the other) and continuing during and after the termination or expiration of this Agreement, neither party will disclose to any third party, and each party will keep strictly confidential, all Confidential Information of the other. In no event will the receiving party fail to use reasonable care to avoid unauthorized use, including disclosure, loss or alteration of the disclosing party’s Confidential Information.

4.3 Reseller Requirements. Licensee shall require its Authorized Sublicensees, third party dealers, resellers, agents and other third parties that Licensee contracts with in its distribution network (including but not limited to entities that purchase minutes of use from Authorized Sublicenses for the purpose of reselling the minutes of use to end-user customers) to agree to terms substantially similar to those set forth in this Section 4 and shall incorporate all such terms into all dealer, reseller, and other relevant agreements.

4.4 Reseller Restrictions. No Authorized Sublicensee, third party dealer, reseller, agent or other third party that Licensee contracts with in its distribution network (including but not limited to entities that purchase minutes of use from Authorized Sublicensees for the purpose of reselling the minutes of use to end-user customers) shall be or present itself as an employee or partner of Licensor (including, but not limited to, use of Licensee’s and/or Licensor’s trade names, trademarks, service marks and logos on all business cards, business forms and other correspondence, unless Licensor agrees to such use in writing) and no provision in this Agreement shall grant such rights or be interpreted to the contrary.

4.5 Quality of Wireless Devices and Wireless Accessories. Licensee recognizes and acknowledges that the distribution of Wireless Devices and Wireless Accessories of inferior quality bearing any of the Marks may damage Licensor’s business reputation and the Marks. Accordingly, Licensee will purchase all Wireless Devices and Wireless Accessories directly from suppliers known to Licensee, either by experience or by reputation, to provide products of a quality equal to or higher than the quality of the Wireless Devices or Wireless Accessories distributed by Licensee on January 1, 2010, and shall require its Authorized Sublicensees, third party dealers, resellers, agents and other third parties that Licensee contracts with in its distribution network (including but not limited to entities that purchase minutes of use from Authorized Sublicenses for the purpose of reselling the minutes of use to end-user customers) to do the same.

4.6 Quality of Licensed Services. The quality of all Licensed Services provided or sold under the Marks by Licensee or its Authorized Sublicensees in any particular country within the Territory shall at all times meet any regulatory standards imposed by any applicable regulatory authority within such country. In addition, Licensee shall only use “Nextel Direct Connect” for push to talk services that meet or exceed the speed of connection and call quality of the highest performing non-iDEN technology push to talk service offered by a third party on the same technology platform generation as Licensee in the countries in the Territory where Licensee or its Authorized Sublicensees offers a push to talk service over a standard wireless service.

4.7 Manufacturer Requirements. Licensee shall (and shall cause its Authorized Sublicensees to) comply with all applicable operational requirements (that in some cases have been jointly developed and agreed by Licensee and manufacturer to support and accommodate certain customizations developed for Licensee’s deployment of the technology) disseminated in writing by the manufacturer(s) of the network equipment as customized for and used by the Licensee (or its Authorized Sublicensees as applicable) in providing all Licensed Services provided or sold under the Marks.

4.8 Quality Reports and Inspections. Licensee agrees to cooperate with and offer reasonable assistance to Licensor in facilitating quality control, including without limitation, (i) providing mutually agreed reports which may include annual customer satisfaction reports, dropped call reports, equipment return rates and network performance reports or other information regarding quality as reasonably requested by Licensor from time to time, but no more than twice in any calendar year, and (ii) making its and its Authorized Subsidiaries’ facilities and applicable records available for inspection by Licensor for quality control review purposes, as reasonably requested by Licensor upon reasonable prior notice, but no more than twice in any calendar year; provided that such inspection must be conducted during Licensee’s (or its Authorized Sublicensee’s) normal business hours, and in a manner that does not unreasonably interfere with its normal business activities.

5.0 INDEMNIFICATION AND INSURANCE

5.1 Indemnification. Licensee hereby agrees to indemnify and to hold Licensor harmless from and against any and all claims, suits, liabilities, loss and damage (including expenses and reasonable attorney’s fees) from and against:

(a) Licensee’s or Licensee’s Sublicensee sale, distribution, promotion or advertisement of any Wireless Device or Wireless Accessory or

(b) Licensee’s or Licensee’s Sublicensee rendering any Licensed Services, or

(c) use of the Marks in breach of this Agreement by Licensee, its Authorized Sublicensees or persons claiming rights under or through them (such as, by way of example and not limitation, independent distributors of Wireless Devices or Wireless Accessories or sales agents for Licensed Services) or

(d) other activities based on Licensee’s use or misuse of the Marks or

(e) any claim of infringement, misappropriation or other third party claim that Licensor does not have the rights to use or license the Marks in the Territory.

Licensee shall give to Licensor written notice of any such claim or suit within fifteen (15) business days of the earlier of: (a) the filing or initiation of such claim or suit; and (b) the date that Licensee knew of such claim or suit, and Licensee shall afford Licensor the opportunity to defend the claim at Licensee’s expense through counsel of Licensor’s own choice. Without Licensor’s prior written consent, which may be withheld, delayed or conditioned by Licensor in its sole and absolute discretion, Licensee shall not settle, nor shall Licensee consent to or otherwise voluntarily participate in any resolution of, any such claim or suit in a manner which might in any way adversely affect any rights of Licensor in and to the Marks, result in any finding of liability or fault against Licensor or Licensee, or constitute any admission in respect thereof.

5.2 Insurance. Licensee shall maintain at its own expense in full force and effect at all times during the term of this Agreement and any extensions thereof with responsible insurance carriers at least Three Million Dollars (U.S. $3,000,000.00) of product liability insurance covering the Wireless Devices or Wireless Accessories and general liability insurance covering general business risks. Such insurance shall be for the benefit of Licensor and Licensee and shall provide for at least thirty (30) days prior notice to Licensor of the cancellation or material modification thereof, shall provide for waiver by Licensee of all rights of subrogation against Licensor, and shall be subject to deductibles, co-pays and other terms reasonably acceptable to Licensor. Subject to the preceding sentence, such insurance may be obtained for Licensor by Licensee in conjunction with a policy of product liability insurance covering products other than the Wireless Devices or Wireless Accessories.

5.3 Proof of Insurance. Licensee shall, from time to time, upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor evidence in form and substance satisfactory to Licensor of maintenance of the insurance required by Section 5.2, including, but not limited, originals or certified copies of policies, with all applicable riders and endorsements, certificates of insurance and proof of premium payments.

5.4 Suspension of Use. Following the assertion of any claim that any Wireless Devices or Wireless Accessories, Licensed Services or other use of the Marks violate or conflict with any law, rule, regulation or rights of any third party in any country or other portion of the Territory, and promptly following Licensor’s written request, Licensee shall (and shall cause its Authorized Sublicensees to) suspend using the Marks on or in connection with the Wireless Devices or Wireless Accessories or Licensed Services in such country or other portion of the Territory, as Licensor shall have specified in its written request.

6.0 MAINTENANCE AND VALIDITY OF MARKS

6.1 Maintenance of Registrations. The maintenance of existing registrations of the Marks in any country in the Territory will be the responsibility of Licensee at Licensee’s cost and expense, including any tax that may be levied within the Territory.

6.2 New Trademark and Service Mark Clearance and Filings. Licensor is responsible for conducting any necessary trademark searches and for filing and prosecuting trademark and service mark applications for the Marks licensed to Licensee, but may at its discretion, elect to allow Licensee to do so on its behalf. Filings by Licensee on Licensor’s behalf are subject to prior approval of the intellectual property group of Licensor’s law department, such approval not to be unreasonably withheld. Licensee is responsible for all costs associated with Licensor’s filing, maintenance, protection, taxes or other costs related to the Marks in the Territory. Licensee’s request for approval, (i) to file and/or prosecute such applications for the Marks; and (ii) of any proposed applications for the Marks shall be deemed approved if Licensor has not responded to Licensee’s written request for approval within ten (10) days following Licensor’s receipt of that notice.

6.3 Domain Names. Licensee may register and maintain country code top -level domain (ccTLD) names that include the Marks as necessary for its business purposes. Licensee will advise Licensor of any new ccTLD registrations it makes within five (5) business days. If Licensee desires to register any generic top -level domain (gTLD) names that include the Marks, it will consult with Licensor prior to registration. Licensee agrees to provide to Licensor a list of all ccTLDs and gTLDs that incorporate the Marks that it has registered to Licensor upon request. During the Term of this Agreement, Licensor reserves the right to require Licensee to immediately assign to it any ccTLD name or gTLD name that contain the Marks. If Licensor requires assignment, Licensor will allow Licensee administrative rights but solely for website operation purposes. At termination or expiration of this Agreement, Licensee will assign all ccTLD and gTLD name registrations that include Licensor’s Marks to Licensor.

6.4 No Warranty. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, THAT ANY OF THE TRADEMARKS ARE OR WILL REMAIN VALID, THAT LICENSEE’S (OR ITS AUTHORIZED SUBLICENSEES’) USE OF SUCH MARKS AS CONTEMPLATED HEREUNDER WILL NOT RESULT IN A BREACH, VIOLATION OR CONFLICT WITH OR OF APPLICABLE LAWS, RULES OR REGULATIONS OR RIGHTS OF THIRD PARTIES, OR THAT ANY OF THE MARKS QUALIFY FOR PATENT, COPYRIGHT OR SIMILAR LEGAL PROTECTION GIVING THE OWNER AND/OR AUTHORIZED USER OF SUCH TRADEMARKS THE RIGHT TO PRECLUDE USE, IN WHOLE OR IN PART, BY OTHERS, AND LICENSOR FURTHER EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF TITLE OR NON-INFRINGEMENT. Licensee agrees to take such rights as are conferred by Licensor hereunder subject to such express disclaimer, and further agrees to permanently and irrevocably waive and release (on behalf of Licensee and its Authorized Sublicensees) any claims against Licensor, its subsidiaries, officers, directors, employees and agents based upon or involving, in whole or in part, any actual or claimed invalidity of, illegality of, or infringement by the Marks, or any other condition or circumstance growing out of use of the Marks in or outside the Territory.

7.0 ENFORCEMENT AND LITIGATION

7.1 Notice and Cooperation. In the event that Licensee should learn of any apparent infringement of any right granted by Licensor to Licensee under the Agreement, Licensee will promptly notify Licensor in writing of such use and, if such infringement involves a third party’s conduct within the Territory, and if requested by Licensor, shall join with Licensor, in such action as Licensor, in its reasonable discretion, may deem advisable for the protection of Licensor’s rights in and to the Marks in the Territory.

7.2 Action by Licensee. Licensee shall have no right to file and/or prosecute any action with respect to the Marks without Licensor’s prior written approval, which may be given or withheld in Licensor’s sole discretion. Licensee’s request to file and/or prosecute such litigation shall be deemed approved if Licensor has not responded to Licensee’s written request to do so within ten (10) days following Licensor’s receipt of that notice. Should Licensor elect not to take action pursuant to Section 7.2 but to authorize Licensee to take action, such action shall be at Licensee’s sole expense and shall be prosecuted by counsel selected by Licensee and approved by Licensor (such approval not to be unreasonably withheld and such counsel shall be deemed approved if Licensor has not responded to Licensee’s written request to do so within ten (10) days following Licensor’s receipt of that notice); however, nothing contained in this Section 7.2 shall require Licensor to take action which it deems to be inadvisable for whatever reason. Should Licensor authorize Licensee to take action, Licensee shall notify Licensor of all developments in such action, will consult with Licensor thereto and will not enter into any settlement agreement or otherwise consent to or voluntarily participate in any resolution of such action without Licensor’s prior written approval, which approval shall not be unreasonably withheld, and which shall be deemed given if Licensor has not responded to Licensee’s written request for such approval within ten (10) days following Licensor’s receipt of that notice.

7.3 Recovered Damages. Unless the parties otherwise agree in writing, monetary damages recovered by a party hereto in connection with an infringement shall first be applied for recoupment of expenses, including reasonable legal expenses, incurred by the party prosecuting the action or otherwise terminating the infringement, and the balance of such damages shall be rendered to Licensor. If the party prosecuting such action considers that it is legally necessary or desirable to do so, it may join the other party hereto as a party plaintiff and plead the damages of such party.

8.0 REMEDIES FOR BREACH

8.1 Equitable Relief. Licensee recognizes that monetary damages for breach of the provisions of this Agreement would be inadequate. Accordingly, in the event of any such breach Licensor shall be entitled to injunctive relief in addition to such other remedies as may be available at law or in equity.

8.2 Adjustment. If any provision of this Agreement should be adjudged to be unreasonable, then the scope thereof shall be reduced or modified to the extent necessary to make the provision enforceable by injunction.

8.3 Severability. If the event any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall continue in full force and effect, unless terminated as herein provided by either party, except that is shall be interpreted and construed as if the term or provision held to have been invalid, illegal or unenforceable had never been contained herein.

8.4 Other Rights and Remedies. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.

9.0 WIRELESS DEVICE AND WIRELESS ACCESSORY IMORT AND EXPORT RESTRICTIONS.

9.1 Export Restrictions. Licensee will not intentionally sell Wireless Devices or Wireless Accessories to any party outside of the Territory or to an Authorized Sublicensee, third party dealer, reseller, agent or customer of Licensee within the Territory who Licensee knows or believes may export the Wireless Devices or Wireless Accessories from the Territory. Licensee and Licensor will cooperate by mutually agreeing on reasonable preventative measures to curtail the illegal export or use of Wireless Devices outside of the Territory and by assisting in any reasonable investigation requests to discover such activity.

9.2 Import Restrictions. Licensee will not intentionally import Wireless Devices or Wireless Accessories into the Territory that bear Licensor or any subsidiary of Sprint Nextel Corporation owned marks other than the Marks. Licensee and Licensor will cooperate by mutually agreeing on reasonable preventative measures to curtail the illegal import or use of Wireless Devices in the Territory which bear other marks owned by Licensor or its subsidiaries which are not licensed to Licensee under this Agreement and by assisting in any reasonable investigation requests to discover such activity.

10.0 MISCELLANEOUS

10.1 Due Authorization. Each of the parties represents and warrants that this Agreement has been duly authorized, executed and delivered by it.

10.2 Independent Contractors. Nothing contained herein shall be construed to place the parties in the relationship of legal representation, partnership, joint venture, or agency, and neither party shall have the power to obligate or bind the other party in any manner whatsoever.

10.3 Assignment. This Agreement and the rights and duties hereunder are personal in nature to each party and either party may withhold its consent to accept performance from or render performance to a party other than the other party to this Agreement. Neither party may assign this Agreement, any portion hereof or any right or obligation hereunder without the prior written consent of the other party, and, pursuant to Section 365(c) (1) of the Bankruptcy Code, this Agreement may not be assumed or assigned by a debtor without the consent of the non-debtor party to this Agreement.

10.4 Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor deprive that party of the right hereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

10.5 Entire Agreement. This Agreement and with respect to constitutes the entire understanding between the parties with respect to the subject matter hereof, supersedes all previous written or verbal agreements between the parties, including but not limited to all representations, warranties, and understandings previously made. This Agreement can only be modified by a written agreement executed by both parties.

10.6 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, United States of America, applicable to agreements made and to be performed in the Commonwealth of Virginia without regard to the Virginia conflict of laws principles that would result in application of the laws of any other jurisdiction. In any dispute relating to this Agreement, the parties hereto admit venue and submit themselves to the non-exclusive jurisdiction of the tribunals of the United States District Court for the Eastern District of Virginia, expressly waiving any different venue to which they may be entitled by their present or future domiciles.

10.7 Captions. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and will not limit or affect the meaning or construction of the terms and conditions thereof.

10.8 Notices. Any notice or other communication hereunder shall be in writing and shall be considered given when delivered personally or on the third business day after it is mailed by U.S.

certified mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice given to the other):

To Licensor:
Vice President — Intellectual Property
6450 Sprint Parkway
KSOPHN0312 – 3A223
Overland Park, Kansas 66251
Fax: (913)315-0762

To Licensee:
Vice President — General Counsel
1875 Explorer Street, Suite 1000
Reston, VA 20190

With copies to:
Vice President — Assistant General Counsel 1875
Explorer Street, Suite 1000
Reston, VA 20190

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year indicated below.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ Christopher T. Rogers
Name:	Christopher T. Rogers
Title:	Vice President

NII HOLDINGS, INC

By:	/s/ Gregory Santoro
Name:	Gregory Santoro
Title:	EVP Chief Strategy and Marketing Officer

Reviewed & Approved Charles Divone VP & Assist. General Counsel NII Holdings, Inc. Date 7-28-11 Initial Charles Divone